Exhibit 4.4

Royal Bank of Scotland Level 5, 135 Bishopgate London EC2M 3UR United Kingdom At.: Mr. Philip Pentney /Mr. Tony O’Flynn Luxembourg, 14 September 2007

Mittal Steel Company N.V.—€17,000,000,000 Credit Facility Agreement dated 30 November 2006 (the Agreement)

Dear Sirs,

1.	This is an Extension Request referring to the Agreement and clause 11 (Extension of Revolving Credit Facility) thereof. Terms defined in the Agreement shall have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

2.	As contemplated in Clause 11.2 (Extension Request) of the Agreement, we herewith notify you our wish to extend the First Maturity Date of the Revolving Credit Facility for one (1) year.

Yours sincerely,

ARCELORMITTAL S.A.

/s/ Armand Gobber	/s/ Sjoerd de Vries
Armand Gobber	Sjoerd de Vries

NOTE FROM TONY O’FLYNN / RBS

Dear all

I am pleased to announce that all Lenders have now responded to the Company’s request to extend the First Maturity date of the RCF by one year to 30 November 2012.

Accordingly, in accordance with Clause 11.6 of the Agreement we advise Caja Madrid did not agree to the Extension Request and their current RCF commitment is Eur 135,000,000.

Regards

Tony O’Flynn

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